Exhibit d.15

NUVEEN INVESTMENT TRUST II

NOTICE OF CONTINUANCE OF INVESTMENT SUB-ADVISORY AGREEMENT

WHEREAS, Nuveen Fund Advisors, Inc. f/k/a Nuveen Asset Management, a Delaware corporation (the “Manager”) and Tradewinds Global Investors, LLC, a Delaware limited liability company (the “Sub-Adviser”) have entered into a Sub-Advisory Agreement dated as of November, 2007, pursuant to which the Sub-Adviser furnishes investment advisory services to various series of Nuveen Investment Trust II as listed on attached Schedule A; and

WHEREAS, pursuant to the terms of the Agreement, the Agreement shall continue in force from year to year after the initial effective period of two years, provided that such continuance is specifically approved for each Portfolio (as defined in the Agreement) at least annually in the manner required by the Investment Company Act of 1940 and the rules and regulations thereunder.

NOW THEREFORE, this Notice memorializes between the parties that the Board of Trustees of Nuveen Investment Trust II, including the independent Trustees, at a meeting called in part for the purpose of reviewing the Agreement, have approved the continuance of the Agreement with respect to each Portfolio until August 1, 2013, in the manner required by the Investment Company Act of 1940.

Dated as of July 26, 2012

NUVEEN FUND ADVISORS, INC.

	By:	/s/ Kevin J. McCarthy
Managing Director
ATTEST:

/s/ Virginia O’Neal

TRADEWINDS GLOBAL INVESTORS, LLC

	By:	/s/ Constance G. Lawton
	Its:	President, Executive Managing Director
ATTEST:

/s/ Robert S. DeLeon
S.V.P., General Counsel & Assistant Secretary

SCHEDULE A TO SUB-ADVISORY AGREEMENT RENEWAL

AGREEMENTS BETWEEN NUVEEN FUND ADVISORS, INC. AND TRADEWINDS GLOBAL INVESTORS, LLC

Fund in Nuveen Investment Trust II	Date of Contract	Date of Renewal
Nuveen Tradewinds International Value Fund	11-30-07	8-1-2012
Nuveen Tradewinds Global All-Cap Fund	11-30-07	8-1-2012
Nuveen Tradewinds Global Resources Fund	11-13-07	8-1-2012
Nuveen Tradewinds Global All-Cap Plus Fund	12-29-08	8-1-2012
Nuveen Tradewinds Japan Fund	12-29-08	8-1-2012
Nuveen Tradewinds Emerging Markets Fund	12-29-08	8-1-2012